Exhibit 99.1

News Release

General Inquiries: (713) 783-8000 www.sanchezenergycorp.com

Sanchez Energy Launches Common Stock Offering

HOUSTON—(GLOBE NEWSWIRE)—Jan. 31, 2017—Sanchez Energy Corporation (NYSE: SN) (“Sanchez Energy” or the “Company”), announced today that it intends to commence an underwritten public offering of 10,000,000 shares of the Company’s common stock. The Company expects to grant the underwriter a 30-day option to purchase up to an additional 1,500,000 shares of its common stock. The Company intends to use the net proceeds from this offering for general corporate purposes, including working capital.

J.P. Morgan Securities LLC is acting as the book-running manager for the offering.  The offering will be made only by means of a preliminary prospectus supplement and the accompanying base prospectus. An investor may obtain free copies of both the preliminary prospectus supplement and the accompanying base prospectus by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, Sanchez or the book-running manager will arrange to send you the preliminary prospectus supplement and the accompanying base prospectus if you request them by contacting J.P. Morgan Securities LLC, via Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, by calling toll-free at (866) 803-9204, or by e-mail at prospectus-eq_fi@jpmchase.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful. The offering is being made pursuant to an effective registration statement on Form S-3 previously filed by the Company with the Securities and Exchange Commission

ABOUT SANCHEZ ENERGY CORPORATION

Sanchez Energy Corporation (NYSE: SN) is an independent exploration and production company focused on the acquisition and development of U.S. onshore unconventional oil and natural gas resources, with a current focus on the Eagle Ford Shale in South Texas where we have assembled over 275,000 net acres. For more information about Sanchez Energy Corporation, please visit our website:  www.sanchezenergycorp.com.

COMPANY CONTACT:

Howard J. Thill

EVP & Chief Financial Officer

(713) 783-8000

Kevin Smith

VP Investor Relations

(281) 925-4828

Cham King

Investor Relations & Capital Markets

(713) 756-2797